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                                                                   EXHIBIT 10.12

                         1999 Executive Bonus Program

Objective: To provide an incentive for key managers in the company to achieve targeted goals for the company. Specifically, the company desires to create a plan that emphasizes three key areas: financial performance customer satisfaction, and employee satisfaction. It is the company's belief that we must excel in each of the areas to maintain a healthy business.

Eligible Employees:  All company officers, as well as director level managers.

Incentive Payout: In order to focus bonus plan participants on the long term creation of value for shareholders, the plan is based upon awarding stock bonuses rather than cash. Stock options will be granted on based on the plan at the then current option price. Options will have a standard vesting schedule.

Target amounts:

In 1999, the officer incentive is proposed as 5% assuming an average replacement grant of 70,000 shares. Thus the targeted incentive is 3,500 shares. For 7 officers, the total targeted pool for this incentive is 24,500 shares.

In 1999, the director incentive is proposed as 10% assuming an average replacement grant of 10,000 shares. Thus the targeted incentive is 1,000 shares. For 12 directors, the total targeted pool for this incentive is 12,000 shares.

New hires during the year will be added to the pool and share from the pool on a pro rata basis.

Metrics:
Financial performance:  The company plans to use revenue as the key metric.

Customer Satisfaction: The company has developed a series of metrics that it believes to be integral to delivering customer satisfaction. The proposal is to include 2 of these metrics in the bonus program. These 2 metrics would be ASAF for systems in the field and timely delivery of new product releases.

Employee Satisfaction: The company plans to use the annual employee survey as the key metric.

Program Structure:

Financial performance: The 1999 plan would pay 100% of targeted incentive if the company reaches its targeted revenue plan. At 80% of plan, the bonus would be zero. At 120% of targeted revenue, the plan would pay 200% of targeted incentive. Actual performance between these amounts would be interpolated. Performance beyond this amount would be extrapolated with no cap to the bonus amount. Thus at 140% of revenue plan, the bonus plan would pay 300% of targeted amount.

At 100% of revenue target, the plan would pay officers 2,750 shares and pay directors 700 shares.

Customer Satisfaction: The 1999 plan would pay an MBO based on 2 metrics. The targeted amount for each metric is 500 for officers and 250 for directors. Thus the annual customer satisfaction bonus would 500 shares for an officer and the
total annual amount for a director would be 200 shares.    The bonus will be
paid out on an annual basis.

The first metric would be general availability of targeted releases in June of '99 and November of '99. The second metric would be achievement of system ASAF of .9999.

Employee Satisfaction: The 1999 plan will pay on the basis of improvement in the annual employee satisfaction survey. If the survey profile taken in Q1 of 2000 improves over the profile taken in Q1 of 1999, the annual employee satisfaction bonus would be 250 shares for officers and 100 shares for a director.